UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2009
The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 765-4999
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.
     On August 24, 2009, the United States Court of Appeals for the Tenth Circuit (the “Tenth Circuit Court”) issued its published opinion in the case of The SCO Group, Inc. v. Novell, Inc. (No. 08-4217). In the opinion, the Tenth Circuit Court reversed in material respects the summary judgment of August 10, 2007, rendered by the United States District Court of Utah, (the “District Court”) and the Final Judgment entered on November 20, 2008. In its opinion, the Tenth Circuit Court reversed the summary judgment that Novell did not transfer certain UNIX copyrights to the Santa Cruz Operations as part of an Asset Purchase Agreement executed in 1995, as amended, and it also reversed the summary judgment that Novell had the right, under that Asset Purchase Agreement, to waive on behalf of SCO, or to direct SCO to waive, certain claims it had asserted against International Business Machines.
     The Tenth Circuit Court affirmed the District Court’s judgement with regards to the royalties due Novell under the 2003 Sun-SCO Agreement of $2,547,817 plus interest. The Court remanded the case back to the District Court for trial. The Tenth Circuit Court’s conclusion is as follows: “For the foregoing reasons, we AFFIRM the district court’s judgment with regards to the royalties due Novell under the 2003 Sun-SCO Agreement, but REVERSE the district court’s entry of summary judgment on (1) the ownership of the UNIX and UnixWare copyrights; (2) SCO’s claim seeking specific performance; (3) the scope of Novell’s rights under Section 4.16 of the APA; (4) the application of the covenant of good faith and fair dealing to Novell’s rights under Section 4.16 of the APA. On these issues, we REMAND for trial.”
The Court’s opinion can be reviewed at http://www.ca10.uscourts.gov/ and www.sco.com.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 24, 2009

THE SCO GROUP, INC.
By:	/s/ Kenneth R. Nielsen
	Name:	Kenneth R. Nielsen
	Title:	Chief Financial Officer